Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS FIRST QUARTER 2022
OPERATING AND FINANCIAL RESULTS AND ANNOUNCES
FULL REPAYMENT OF REVOLVING CREDIT FACILITY

DALLAS, Texas, April 26, 2022 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the first quarter of 2022. A short slide presentation summarizing the highlights of Matador’s first quarter 2022 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “On both our website and the webcast planned for tomorrow’s earnings conference call is a set of six slides identified as ‘Chairman’s Remarks’ (Slides A through F) to add color and detail to my remarks. We invite you to review these slides in conjunction with my comments below, which are intended to provide context for the first quarter 2022 results. Slide A shows our progress from previous periods and priorities and expected milestones for the current year.

First Quarter 2022 Highlights and Achievements

“The first quarter of 2022 was another outstanding quarter both operationally and financially for Matador, highlighted by the successful completion of 26 gross operated wells with better-than-expected results. Matador also set several new financial records, including record oil and natural gas revenues of $627 million and net income of $207 million, leading to record adjusted net income of $277 million and record Adjusted EBITDA of $462 million (see Slide B). San Mateo Midstream also had a record quarter, including all-time high throughput volumes for natural gas gathering and processing, oil gathering and transportation and water handling, as well as record net income of $35 million and record Adjusted EBITDA of $45 million (see Slide C).

“In addition, Matador used its free cash flow in late 2020 and 2021 to pay down its commercial debt by nearly $400 million and its free cash flow in the first quarter of 2022 to repay $50 million in borrowings outstanding under its reserves-based revolving credit facility, which reduced the borrowings outstanding under its reserves-based revolving credit facility to $50 million at March 31, 2022 from $100 million at year-end 2021. Then, in April 2022, Matador repaid the remaining commercial borrowings of $50 million to eliminate all borrowings outstanding under its reserves-based revolving credit facility. This repayment represents $475 million in debt repayments (one-third of Matador’s total debt outstanding) since the end of the third quarter of 2020 and is a significant achievement, especially given the volatility in the global energy markets during the last two years. Matador’s leverage ratio under the reserves-based revolving credit facility declined from 2.9x at year-end 2020 to 1.1x at year-end 2021 to 0.8x during the first quarter of 2022, marking Matador’s lowest leverage ratio since mid-2013 (see Slide D).

“Matador expects to continue generating significant free cash flow for the full year 2022, and, as we announced yesterday, we are committed to continue paying a quarterly dividend to shareholders, while continuously evaluating various enhanced shareholder return opportunities. For example, net cash provided by operating activities in the first quarter was $329 million, leading to first quarter of 2022 adjusted free cash flow of $246 million, which was more than double the adjusted free cash flow we generated in the fourth quarter of 2021. We believe we will continue to have a number of good opportunities for the remainder of the year, but our first priority is to maintain our financial and operating discipline.

First Quarter 2022 Capital Expenditures Below Forecast

“Our total capital expenditures for drilling, completing and equipping wells for the first quarter of 2022 amounted to $199 million, which was 9%, or $19 million, less than the midpoint of our guidance. While we saw anticipated inflationary pressures on our capital expenditures during the quarter, these cost increases were partially offset by efficiencies achieved by our operations team (see Slide E). Drilling and completion costs for the 26 gross (24.2 net) operated wells turned to sales during the first quarter of 2022 increased 2% from $738 per completed lateral foot in the fourth quarter of 2021 to $752 per completed lateral foot during the first quarter of 2022. We anticipate a 5 to

10% sequential increase in costs per completed lateral foot in the second quarter of 2022, as compared to the first quarter of 2022, which is still within our original estimates for service cost inflation. Our staff and field personnel have done a great job of keeping costs relatively flat so far this year. There is more uncertainty, however, in the second half of 2022 primarily due to rising commodity and raw materials prices, global supply chain constraints, high inflation rates and service and labor availability. As a result, our costs per completed lateral foot in the second half of the year could be somewhat higher than our original estimates, depending on the circumstances. We will continue to look for ways to mitigate any potential cost increases through additional operational and capital efficiencies such as continued improvement in drilling times and wellbore design, simultaneous fracturing operations, the use of dual-fuel fracturing fleets and focusing on drilling longer laterals.

Initial Key 2022 Milestones Achieved

“As mentioned earlier, Matador’s 2022 priorities and milestones are summarized on Slide A. In February, we achieved our first significant operational milestone of 2022 when we turned to sales 11 new Voni wells in our Stateline asset area. Matador is particularly pleased with the results from these most recent Voni wells, which included excellent results from five additional tests of the Third Bone Spring Carbonate formation on this leasehold (see Slide F). In late March, Matador achieved its second key operational milestone of the year when we turned to sales the next nine Rodney Robinson wells in the western portion of the Antelope Ridge asset area. As a result, in March, we averaged production of over 100,000 barrels of oil and natural gas equivalent per day in a single month for the first time in the Company’s history! Going forward, we expect to continue to average above 100,000 barrels of oil and natural gas equivalent per day for the remainder of the year. Notably, this new production level is better than fourteen times our production level at the time we went public ten years ago.”

First Quarter 2022 Financial and Operational Highlights

Net Cash Provided by Operating Activities and Adjusted Free Cash Flow

•First quarter 2022 net cash provided by operating activities was $329.0 million (GAAP basis), leading to first quarter 2022 adjusted free cash flow (a non-GAAP financial measure) of $245.7 million.

Net Income, Earnings Per Share and Adjusted EBITDA

•First quarter 2022 net income (GAAP basis) was $207.1 million, or $1.73 per diluted common share, a 4% sequential decrease from net income of $214.8 million in the fourth quarter of 2021, but a 242% year-over-year increase from net income of $60.6 million in the first quarter of 2021. The 4% sequential decrease in net income was primarily attributable to a change in non-cash, unrealized gains and losses on derivatives of $173.2 million. On a GAAP basis, Matador’s net income in the first quarter of 2022 was negatively impacted by a non-cash unrealized loss on derivatives of $75.0 million, and Matador’s net income in the fourth quarter of 2021 was positively impacted by a non-cash unrealized gain on derivatives of $98.2 million. This negative impact between the fourth quarter of 2021 and the first quarter of 2022 was primarily due to the significant increase in oil and natural gas futures prices for the remainder of 2022.

•First quarter 2022 adjusted net income (a non-GAAP financial measure) was $277.5 million, or adjusted earnings of $2.32 per diluted common share, an 84% sequential increase from adjusted net income of $151.2 million in the fourth quarter of 2021, and a 229% increase from adjusted net income of $84.5 million in the first quarter of 2021.

•First quarter 2022 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $461.8 million, a 54% sequential increase from $299.1 million in the fourth quarter of 2021, and a 133% year-over-year increase from $198.1 million in the first quarter of 2021.

Oil, Natural Gas and Total Oil Equivalent (“BOE”) Production Above Expectations

•As summarized in the table below, Matador’s first quarter 2022 average daily oil, natural gas and total oil equivalent production were all quarterly records and above the Company’s expectations. The majority of the higher-than-expected production resulted from (i) better-than-expected production from existing Boros and Voni wells in the Stateline asset area in Eddy County, New Mexico that were shut in during portions of the first quarter for offset completions and (ii) less shut-in time than forecasted on certain of the recently acquired properties in the Ranger asset area in Lea County, New Mexico, which had been shut in due to the need to install and repair electrical submersible pumps (ESPs) and to upgrade production facilities on these properties.

	Q1 2022 Average Daily Volume		Production Change (%)
Production	Actual	Guidance(1)	Sequential(2)	YoY(3)	Difference vs. Guidance(4)
Total, BOE per day	93,969	91,500 to 92,500	+8%	+27%	+2.0%
Oil, Bbl per day	53,561	52,000 to 52,600	+8%	+29%	+2.4%
Natural Gas, MMcf per day	242.4	236.0 to 240.0	+8%	+24%	+1.8%

(1) As provided on February 22, 2022.
(2) As compared to the fourth quarter of 2021.
(3) Represents year-over-year percentage change from the first quarter of 2021.
(4) As compared to midpoint of guidance provided on February 22, 2022.

Capital Expenditures Below Expectations

•Matador incurred capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) of approximately $198.8 million in the first quarter of 2022, or 9% below the Company’s estimate of $218 million for D/C/E capital expenditures during the quarter. Matador estimates that most of these savings resulted from the timing of both operated and non-operated drilling and completion activities, and most of these costs are currently expected to be incurred in the second quarter of 2022. The Company expects to incur $187 million for D/C/E capital expenditures during the second quarter of 2022.

•Drilling and completion costs for the 26 gross (24.2 net) operated horizontal wells turned to sales in the first quarter of 2022 averaged approximately $752 per completed lateral foot, an increase of 2% from average drilling and completion costs of $738 per completed lateral foot achieved in the fourth quarter of 2021.

Borrowing Base and Elected Commitment Increased

•In late April 2022, as part of the spring 2022 redetermination process, Matador’s 12 lenders completed their review of the Company’s proved oil and natural gas reserves at December 31, 2021. As a result, the Company’s borrowing base under its reserves-based credit facility was increased by 48% from $1.35 billion to $2.0 billion. An additional lender, MUFG Bank, joined Matador’s commercial bank group, at which time Matador increased its elected commitment from $700 million to $775 million.

•In the last six months, the Company’s borrowing base has increased 122% from $900 million to $2.0 billion and four additional lenders have joined Matador’s commercial bank group with commitments of almost $250 million. Matador’s Board and staff greatly appreciate the new lenders and the additional commitments from its bank group led by the Royal Bank of Canada and Truist Bank.

Note: All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net Production Volumes:(1)
Oil (MBbl)(2)	4,820	4,578	3,738
Natural gas (Bcf)(3)	21.8	20.7	17.5
Total oil equivalent (MBOE)(4)	8,457	8,030	6,658
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	53,561	49,756	41,537
Natural gas (MMcf/d)(6)	242.4	225.2	194.7
Total oil equivalent (BOE/d)(7)	93,969	87,288	73,983
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$95.45	$76.82	$57.05
Oil, with realized derivatives (per Bbl)	$91.68	$60.96	$50.08
Natural gas, without realized derivatives (per Mcf)(8)	$7.63	$7.68	$5.88
Natural gas, with realized derivatives (per Mcf)	$7.43	$6.64	$5.89
Revenues (millions):
Oil and natural gas revenues	$626.5	$510.8	$316.2
Third-party midstream services revenues	$17.3	$19.7	$15.4
Realized loss on derivatives	$(22.4)	$(94.2)	$(25.9)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$7.07	$6.48	$5.13
Lease operating	$4.01	$3.34	$3.90
Plant and other midstream services operating	$2.30	$2.12	$2.05
Depletion, depreciation and amortization	$11.33	$11.15	$11.24
General and administrative(9)	$3.52	$3.14	$3.33
Total(10)	$28.23	$26.23	$25.65
Other (millions):
Net sales of purchased natural gas(11)	$2.3	$1.8	$1.7

Net income (millions)(12)(13)	$207.1	$214.8	$60.6
Earnings per common share (diluted)(12)	$1.73	$1.80	$0.51
Adjusted net income (millions)(12)(14)	$277.5	$151.2	$84.5
Adjusted earnings per common share (diluted)(12)(15)	$2.32	$1.26	$0.71
Adjusted EBITDA (millions)(12)(16)	$461.8	$299.1	$198.1
Net cash provided by operating activities (millions)(17)	$329.0	$334.5	$169.4
Adjusted free cash flow (millions)(12)(18)	$245.7	$119.3	$63.9
San Mateo net income (millions)(19)	$34.8	$33.6	$18.1
San Mateo Adjusted EBITDA (millions)(16)(19)	$45.1	$43.6	$27.6
San Mateo net cash provided by operating activities (millions)(19)	$45.5	$33.1	$41.2
San Mateo adjusted free cash flow (millions)(17)(18)(19)	$23.8	$28.9	$17.0
D/C/E capital expenditures (millions)	$198.8	$165.7	$126.0
Midstream capital expenditures (millions)(20)	$9.7	$6.6	$5.4
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.

(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.36, $0.43 and $0.13 per BOE of non-cash, stock-based compensation expense in the first quarter of 2022, the fourth quarter of 2021 and the first quarter of 2021, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”) and subsequently sells the residue natural gas and natural gas liquids (“NGL”) to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $19.3 million, $31.8 million and $4.5 million less expenses of $17.0 million, $30.1 million and $2.9 million in the first quarter of 2022, the fourth quarter of 2021 and the first quarter of 2021, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) The 4% sequential decrease in net income from $214.8 million in the fourth quarter of 2021 to $207.1 million in the first quarter of 2022 was primarily attributable to a change in non-cash, unrealized gains and losses on derivatives of $173.2 million. On a GAAP basis, Matador’s net income in the first quarter of 2022 was negatively impacted by a non-cash unrealized loss on derivatives of $75.0 million, and Matador’s net income in the fourth quarter of 2021 was positively impacted by a non-cash unrealized gain on derivatives of $98.2 million. This negative impact between the fourth quarter of 2021 and the first quarter of 2022 was primarily due the significant increase in oil and natural gas futures prices for the remainder of 2022.
(14) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(17) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(18) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(19) Represents 100% of San Mateo’s net income, adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(20) Includes Matador’s 51% share of San Mateo’s capital expenditures plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Full-Year and Second Quarter 2022 Guidance Estimates

Full-Year 2022 Guidance Estimates

At April 26, 2022, Matador made no changes to its full-year 2022 guidance estimates for oil, natural gas or total oil equivalent production or capital expenditures from those originally provided on February 22, 2022.

Second Quarter 2022 Completions and Production Cadence Update

Second Quarter 2022 Estimated Wells Turned to Sales

At April 26, 2022, Matador expects to turn to sales 11 gross (7.0 net) operated horizontal wells in the Delaware Basin during the second quarter of 2022, all of which are located in the Rustler Breaks asset area in Eddy County, New Mexico and have completed lateral lengths of 1.75 miles or greater.

Second Quarter 2022 Estimated Oil, Natural Gas and Total Oil Equivalent Production

As a result of the large number of wells turned to sales during the first quarter of 2022, Matador expects significant increases in its average daily oil and natural gas production in the second quarter of 2022. The table below provides Matador’s estimates, as of April 26, 2022, for the anticipated quarterly sequential changes in the Company’s average daily total oil equivalent, oil and natural gas production for the second quarter of 2022, which is unchanged from the second quarter estimates provided on February 22, 2022.

	Q2 2022 Production Estimates
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day
Q1 2022	93,969	53,561	242.4
Q2 2022	106,000 to 108,000	61,700 to 62,700	268.0 to 272.0

As noted in the table above, Matador expects its average daily total production to increase 14% sequentially from 93,969 BOE per day in the first quarter of 2022 to approximately 107,000 BOE per day in second quarter of 2022. This significant sequential increase is primarily attributable to the initial production from the nine Rodney Robinson wells turned to sales late in the first quarter of 2022, a full quarter of production from the 11 new Voni wells turned to sales in the first quarter of 2022, better-than-expected results from the 2021 drilling program and the return to production of wells shut in for offset completions during the first quarter in the Stateline asset area and the Rodney Robinson leasehold.

Operations Update

Drilling and Completions Activity

At April 26, 2022, Matador was operating six drilling rigs throughout its various Delaware Basin asset areas in Lea and Eddy Counties, New Mexico and Loving County, Texas. Four of these rigs were drilling the next 16 wells in the Company’s Antelope Ridge asset area, which are expected to be turned to sales late in the third quarter of 2022. One of these rigs was drilling a batch of four wells in the Rustler Breaks asset area and the sixth rig was drilling on recently acquired acreage in the Ranger asset area in Lea County, New Mexico. The Company expects to operate this sixth drilling rig in the Ranger asset area for the remainder of 2022.

Wells Completed and Turned to Sales

During the first quarter of 2022, Matador turned to sales a total of 38 gross (26.4 net) wells in its various Delaware Basin operating areas, all of which had lateral lengths of two miles or longer. This total was comprised of 26 gross (24.2 net) operated wells and 12 gross (2.2 net) non-operated wells. The ten operated wells in the Antelope Ridge asset area, including the nine Rodney Robinson wells in the western portion of the asset area, were turned to sales late in the first quarter of 2022 and are expected to more fully contribute to the Company’s production in the second quarter.

	Operated		Non-Operated		Total		Gross Operated and Non-Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	9	8.1	—	—	9	8.1	3-AV, 3-1BS, 2-2BS, 1-3BS
Antelope Ridge	1	0.9	3	0.0	4	0.9	4-2BS
Arrowhead	—	—	—	—	—	—	No wells turned to sales in Q1 2022
Ranger	2	1.4	4	0.8	6	2.2	6-2BS
Rustler Breaks	—	—	5	1.4	5	1.4	3-WC A, 2-WC A-XY
Stateline	11	11.0	—	—	11	11.0	2-1BS, 5-3BS Carb, 4-WC B
Twin Lakes	—	—	—	—	—	—	No wells turned to sales in Q1 2022
Wolf/Jackson Trust	3	2.8	—	—	3	2.8	3-2BS
Delaware Basin	26	24.2	12	2.2	38	26.4
South Texas	—	—	—	—	—	—	No wells turned to sales in Q1 2022
Haynesville Shale	—	—	6	0.4	6	0.4	6-HV
Total	26	24.2	18	2.6	44	26.8

Note: WC = Wolfcamp; BS = Bone Spring; 3BS Carb = Third Bone Spring Carbonate; AV = Avalon; HV = Haynesville. For example, 5-3BS Carb indicates five Third Bone Spring Carbonate completions and 4-WC B indicates four Wolfcamp B completions. Any “0.0” values in the table above suggest a net working interest of less than 5%, which does not round to 0.1.

Realized Commodity Prices

Oil Prices

Matador’s weighted average realized oil price, excluding derivatives, was $95.45 per barrel in the first quarter of 2022, a 24% sequential increase from $76.82 per barrel in the fourth quarter of 2021, and a 67% year-over-year increase from $57.05 per barrel in the first quarter of 2021. Matador’s weighted average oil price differential relative to the West Texas Intermediate (“WTI”) benchmark, inclusive of the monthly roll and transportation costs, was +$0.44 per barrel in the first quarter of 2022, as compared to ($0.43) per barrel in the fourth quarter of 2021 and ($1.09) per barrel in the first quarter of 2021. The shift from a negative differential in the fourth quarter of 2021 to a positive differential in the first quarter of 2022 was primarily attributable to the differential between WTI-Midland and the WTI-Cushing benchmark, which averaged +$1.25 per barrel in the first quarter of 2022, as compared to +0.49 in the fourth quarter of 2021. Matador expects this differential to narrow in the second quarter of 2022.

For the second quarter of 2022, Matador’s weighted average oil price differential relative to the WTI benchmark price, inclusive of the monthly roll and transportation costs, is anticipated to be in the range of ($0.50) to +$0.50 per barrel.

At April 26, 2022, Matador had approximately 8.1 million barrels of oil hedged for the second through fourth quarters of 2022 using costless collars with a weighted average floor price of approximately $65 per barrel and a weighted average ceiling price of approximately $110 per barrel. Please see the accompanying slide presentation for a more complete summary of Matador’s current oil derivative positions.

Natural Gas Prices

Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price. NGL prices do not contribute to or affect Matador’s realized gain or loss on natural gas derivatives. Matador’s weighted average realized natural gas price, excluding derivatives, was $7.63 per thousand cubic feet in the first quarter of 2022, a 1% sequential decrease from $7.68 per thousand cubic feet in the fourth quarter of 2021, and a 30% year-over-year increase from $5.88 per thousand cubic feet in the first quarter of 2021. NGL prices, and especially propane prices, continued to be strong in the first quarter of 2022, which contributed to the Company’s weighted average natural gas price being above the Company’s expectations in the first quarter of 2022. For the first quarter of 2022, Matador’s weighted average natural gas price differential relative to the Henry Hub benchmark price was +$3.04 per thousand cubic feet, as compared to +$2.86 per thousand cubic feet in the fourth quarter of 2021 and +$3.16 per thousand cubic feet in the first quarter of 2021.

For the second quarter of 2022, Matador’s weighted average natural gas price differential relative to the Henry Hub average daily benchmark price is anticipated to be in the range of +$1.75 to +$2.25 per thousand cubic feet, which is lower than the differential of +$3.04 per thousand cubic feet of natural gas realized in the first quarter of 2022. Although Matador expects NGL prices will continue to remain strong in the second quarter, the Company anticipates natural gas pricing at the Waha hub will be weaker in the second quarter, as compared to the first quarter of 2022.

At April 26, 2022, Matador had approximately 48.4 billion cubic feet of natural gas hedged for the second through fourth quarters of 2022 using costless collars with a weighted average floor price of approximately $3.51 per MMBtu and a weighted average ceiling price of approximately $6.82 per MMBtu and 2.4 billion cubic feet of natural gas hedged for the first quarter of 2023 using costless collars with a weighted average floor price of approximately $6.00 per MMBtu and a weighted average ceiling price of approximately $14.00 per MMBtu. Please see the accompanying slide presentation for a more complete summary of Matador’s current natural gas derivative positions.

Operating Expenses

On a unit of production basis:

•Production taxes, transportation and processing expenses increased 9% sequentially from $6.48 per BOE in the fourth quarter of 2021 to $7.07 per BOE in the first quarter of 2022. This increase was primarily attributable to increased production taxes associated with increased oil and natural gas revenues of $626.5 million, an all-time quarterly high, reported by Matador in the first quarter.

•Lease operating expenses increased 20% sequentially from $3.34 per BOE in the fourth quarter of 2021 to $4.01 per BOE in the first quarter of 2022 but increased only 3% year-over-year from $3.90 per BOE in the first quarter of 2021. In any given year, lease operating expenses in the first quarter are typically higher than the remaining three quarters primarily due to additional costs associated with preparing for and handling winter weather. Consequently, the Company expects lease operating expenses on a per unit basis to be lower and more in-line with its original expectations for the year during the remainder of 2022.

•General and administrative expenses increased 12% sequentially from $3.14 per BOE in the fourth quarter of 2021 to $3.52 per BOE in the first quarter of 2022. As part of its compensation program for its employees, the Company has issued to its employees stock awards that are based on the value of Matador’s stock but that are settled in cash. General and administrative expenses in the first quarter reflect an increase in stock-based compensation expense associated with these cash-settled stock awards, the values of which are remeasured at each reporting period. These cash-settled stock award amounts increased due to the fact that Matador’s share price increased 43% from $36.92 at December 31, 2021 to $52.98 at the settlement date of March 31, 2022.

San Mateo Highlights and Update

Operating Highlights and Financial Results

Operating Highlights

San Mateo’s operations in the first quarter of 2022 were highlighted by better-than-expected operating and financial results. Operationally, natural gas gathering and processing, oil gathering and transportation and water handling volumes achieved in the first quarter of 2022 were all-time highs for San Mateo and are shown in the table below, each as compared to the respective volumes reported in the fourth quarter of 2021 and the first quarter of 2021. These volumes do not include the full quantity of volumes that would have otherwise been delivered by certain San Mateo customers subject to minimum volume commitments (although partial deliveries were made in each period), but for which San Mateo recognized revenues during each period.

San Mateo Throughput Volumes	Q1 2022	Q4 2021	Sequential	Q1 2021	YoY

Natural gas gathering, MMcf per day	267	252	+6%	191	+40%
Natural gas processing, MMcf per day	253	236	+7%	158	+60%
Oil gathering and transportation, Bbl per day	47,800	41,800	+14%	35,000	+37%
Produced water handling, Bbl per day	344,000	313,000	+10%	233,000	+48%

Financial Results

During the first quarter of 2022, San Mateo achieved better-than-anticipated financial results as described below.

•Net income (GAAP basis) of $34.8 million, a 4% sequential increase from $33.6 million in the fourth quarter of 2021, and a 93% year-over-year increase from $18.1 million in the first quarter of 2021.

•Adjusted EBITDA (a non-GAAP financial measure) of $45.1 million, a 3% sequential increase from $43.6 million in the fourth quarter of 2021, and a 64% year-over-year increase from $27.6 million in the first quarter of 2021.

•Net cash provided by San Mateo operating activities (GAAP basis) of $45.5 million, leading to San Mateo adjusted free cash flow (a non-GAAP financial measure) of $23.8 million.

•Third-party midstream services revenues of $17.3 million, a 12% sequential decrease from $19.7 million in the fourth quarter of 2021, and a 12% year-over-year increase from $15.4 million in the first quarter of 2021. The 12% sequential decrease was primarily attributable to less revenue associated with minimum volume commitments recognized in the first quarter of 2022, although the Company expects to recognize revenues associated with these volumes later in the year. Results from the first quarter of 2021 were similarly affected.

Capital Expenditures

Matador’s portion of San Mateo’s capital expenditures was approximately $9.7 million in the first quarter of 2022, approximately 31% below the Company’s estimate of $14 million for the quarter mostly due to the timing of projects underway during the quarter with most of these costs currently expected to be incurred in the second quarter of 2022. During the second quarter of 2022, the Company expects to incur midstream capital expenditures of approximately $17 million associated primarily with San Mateo’s new midstream business opportunities and with new infrastructure San Mateo is adding to handle anticipated increased volumes from Matador. These midstream capital expenditures primarily reflect Matador’s 51% share of San Mateo’s estimated capital expenditures.

Conference Call Information

The Company will host a live conference call on Wednesday, April 27, 2022, at 9:00 a.m. Central Time to review its first quarter 2022 operational and financial results. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference ID and passcode is 7197808. The conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab through May 31, 2022.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; availability of sufficient capital to execute its business plan, available borrowing capacity under its revolving credit facilities and otherwise; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, on oil and natural gas demand, oil and natural gas prices and its business; the operating results of the Company’s midstream joint venture’s oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; and the other factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	March 31, 2022	December 31, 2021
ASSETS
Current assets
Cash	$63,001	$48,135
Restricted cash	57,156	38,785
Accounts receivable
Oil and natural gas revenues	269,499	164,242
Joint interest billings	79,056	48,366
Other	19,089	28,808
Derivative instruments	190	1,971
Lease and well equipment inventory	12,456	12,188
Prepaid expenses and other current assets	35,816	28,810
Total current assets	536,263	371,305
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	6,208,109	6,007,325
Unproved and unevaluated	979,391	964,714
Midstream properties	919,948	900,979
Other property and equipment	30,502	30,123
Less accumulated depletion, depreciation and amortization	(4,142,309)	(4,046,456)
Net property and equipment	3,995,641	3,856,685
Other assets
Other long-term assets	35,424	34,163
Total assets	$4,567,328	$4,262,153
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$33,973	$26,256
Accrued liabilities	221,840	253,283
Royalties payable	102,669	94,359
Amounts due to affiliates	20,497	27,324
Derivative instruments	90,097	16,849
Advances from joint interest owners	16,743	18,074
Income taxes payable	15,409	—
Other current liabilities	36,706	28,692
Total current liabilities	537,934	464,837
Long-term liabilities
Borrowings under Credit Agreement	50,000	100,000
Borrowings under San Mateo Credit Facility	405,000	385,000
Senior unsecured notes payable	1,042,975	1,042,580
Asset retirement obligations	41,265	41,689
Deferred income taxes	135,835	77,938
Other long-term liabilities	16,855	22,721
Total long-term liabilities	1,691,930	1,669,928
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 118,090,652 and 117,861,923 shares issued; and 118,066,432 and 117,850,233 shares outstanding, respectively	1,181	1,179
Additional paid-in capital	2,087,788	2,077,592
Retained earnings (accumulated deficit)	29,940	(171,318)
Treasury stock, at cost, 24,220 and 11,945 shares, respectively	(309)	(243)
Total Matador Resources Company shareholders’ equity	2,118,600	1,907,210
Non-controlling interest in subsidiaries	218,864	220,178
Total shareholders’ equity	2,337,464	2,127,388
Total liabilities and shareholders’ equity	$4,567,328	$4,262,153

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended March 31,
	2022	2021
Revenues
Oil and natural gas revenues	$626,515	$316,233
Third-party midstream services revenues	17,306	15,438
Sales of purchased natural gas	19,339	4,510
Realized loss on derivatives	(22,439)	(25,913)
Unrealized loss on derivatives	(75,029)	(43,423)
Total revenues	565,692	266,845
Expenses
Production taxes, transportation and processing	59,819	34,174
Lease operating	33,955	25,939
Plant and other midstream services operating	19,461	13,663
Purchased natural gas	17,021	2,855
Depletion, depreciation and amortization	95,853	74,863
Accretion of asset retirement obligations	543	500
General and administrative	29,733	22,188
Total expenses	256,385	174,182
Operating income	309,307	92,663
Other income (expense)
Net loss on asset sales and impairment	(198)	—
Interest expense	(16,252)	(19,650)
Other expense	(144)	(675)
Total other expense	(16,594)	(20,325)
Income before income taxes	292,713	72,338
Income tax provision
Current	15,409	—
Deferred	53,119	2,840
Total income tax provision	68,528	2,840
Net income	224,185	69,498
Net income attributable to non-controlling interest in subsidiaries	(17,061)	(8,853)
Net income attributable to Matador Resources Company shareholders	$207,124	$60,645
Earnings per common share
Basic	$1.76	$0.52
Diluted	$1.73	$0.51
Weighted average common shares outstanding
Basic	117,951	116,807
Diluted	119,814	118,669

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended March 31,
	2022	2021
Operating activities
Net income	$224,185	$69,498
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized loss on derivatives	75,029	43,423
Depletion, depreciation and amortization	95,853	74,863
Accretion of asset retirement obligations	543	500
Stock-based compensation expense	3,014	855
Deferred income tax provision	53,119	2,840
Amortization of debt issuance cost	943	724
Net loss on asset sales and impairment	198	—
Changes in operating assets and liabilities
Accounts receivable	(125,345)	(39,680)
Lease and well equipment inventory	(78)	112
Prepaid expenses and other current assets	(7,796)	(802)
Other long-term assets	97	19
Accounts payable, accrued liabilities and other current liabilities	(5,668)	8,560
Royalties payable	8,311	5,741
Advances from joint interest owners	(1,331)	2,809
Income taxes payable	15,409	—
Other long-term liabilities	(7,529)	(67)
Net cash provided by operating activities	328,954	169,395
Investing activities
Drilling, completion and equipping capital expenditures	(207,829)	(85,986)
Acquisition of oil and natural gas properties	(43,761)	(6,676)
Midstream capital expenditures	(11,992)	(16,380)
Expenditures for other property and equipment	(225)	(133)
Proceeds from sale of assets	11,911	280
Net cash used in investing activities	(251,896)	(108,895)
Financing activities
Repayments of borrowings under Credit Agreement	(210,000)	(100,000)
Borrowings under Credit Agreement	160,000	—
Repayments of borrowings under San Mateo Credit Facility	(30,000)	(11,000)
Borrowings under San Mateo Credit Facility	50,000	11,000
Dividends paid	(5,866)	(2,913)
Contributions related to formation of San Mateo	22,750	15,376
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(18,375)	(14,210)
Taxes paid related to net share settlement of stock-based compensation	(12,184)	(1,721)
Other	(146)	(158)
Net cash used in financing activities	(43,821)	(103,626)
Increase (decrease) in cash and restricted cash	33,237	(43,126)
Cash and restricted cash at beginning of period	86,920	91,383
Cash and restricted cash at end of period	$120,157	$48,257

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2022	2021	2021
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$207,124	$214,790	$60,645
Net income attributable to non-controlling interest in subsidiaries	17,061	16,455	8,853
Net income	224,185	231,245	69,498
Interest expense	16,252	19,108	19,650
Total income tax provision	68,528	73,222	2,840
Depletion, depreciation and amortization	95,853	89,537	74,863
Accretion of asset retirement obligations	543	539	500
Unrealized loss (gain) on derivatives	75,029	(98,189)	43,423
Non-cash stock-based compensation expense	3,014	3,422	855
Net loss on asset sales and impairment	198	80	—
Expense related to contingent consideration and other	356	1,485	—
Consolidated Adjusted EBITDA	483,958	320,449	211,629
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(22,115)	(21,382)	(13,514)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$461,843	$299,067	$198,115

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2022	2021	2021
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$328,954	$334,529	$169,395
Net change in operating assets and liabilities	123,930	(33,457)	23,308
Interest expense, net of non-cash portion	15,309	17,892	18,926
Current income tax provision	15,409	—	—
Expense related to contingent consideration and other	356	1,485	—
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(22,115)	(21,382)	(13,514)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$461,843	$299,067	$198,115

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2022	2021	2021
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$34,819	$33,583	$18,068
Depletion, depreciation and amortization	7,778	7,808	7,523
Interest expense	2,269	2,180	1,928
Accretion of asset retirement obligations	68	66	60
Net loss on asset sales and impairment	198	—	—
Adjusted EBITDA	$45,132	$43,637	$27,579

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2022	2021	2021
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$45,511	$33,121	$41,198
Net change in operating assets and liabilities	(2,393)	8,585	(15,308)
Interest expense, net of non-cash portion	2,014	1,931	1,689
Adjusted EBITDA	$45,132	$43,637	$27,579

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$207,124	$214,790	$60,645
Total income tax provision	68,528	73,222	2,840
Income attributable to Matador Resources Company shareholders before taxes	275,652	288,012	63,485
Less non-recurring and unrealized charges to income before taxes:
Unrealized loss (gain) on derivatives	75,029	(98,189)	43,423
Net loss on asset sales and impairment	198	80	—
Expense related to contingent consideration and other	356	1,485	—
Adjusted income attributable to Matador Resources Company shareholders before taxes	351,235	191,388	106,908
Income tax expense(1)	73,759	40,191	22,451
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$277,476	$151,197	$84,457

Weighted average shares outstanding - basic	117,951	117,384	116,807
Dilutive effect of options and restricted stock units	1,863	2,191	1,862
Weighted average common shares outstanding - diluted	119,814	119,575	118,669
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$2.35	$1.29	$0.72
Diluted	$2.32	$1.26	$0.71

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with

GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	March 31,		December 31,	March 31,
(In thousands)	2022		2021	2021
Net cash provided by operating activities	$328,954		$334,529	$169,395
Net change in operating assets and liabilities	123,930		(33,457)	23,308
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(21,128)		(20,436)	(12,686)
Performance incentives received from Five Point	22,750		11,000	15,376
Total discretionary cash flow	454,506	454,506	291,636	195,393

Drilling, completion and equipping capital expenditures	207,829		113,650	85,986
Midstream capital expenditures	11,992		23,137	16,380
Expenditures for other property and equipment	225		(89)	133
Net change in capital accruals	(1,768)		41,888	33,376
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(9,446)		(6,261)	(4,356)
Total accrual-based capital expenditures(3)	208,832	208832000	172,325	131,519
Adjusted free cash flow	$245,674		$119,311	$63,874

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2022	2021	2021
Net cash provided by San Mateo operating activities	$45,511	$33,121	$41,198
Net change in San Mateo operating assets and liabilities	(2,393)	8,585	(15,308)
Total San Mateo discretionary cash flow	43,118	41,706	25,890

San Mateo capital expenditures	12,170	23,191	15,332
Net change in San Mateo capital accruals	7,107	(10,413)	(6,442)
San Mateo accrual-based capital expenditures	19,277	12,778	8,890
San Mateo adjusted free cash flow	$23,841	$28,928	$17,000